Exhibit 15.1



December 16, 2004
To the Board of Directors and Stockholders of Calypte Biomedical Corporation



          LETTER RE: UNAUDITED INTERIM FINANCIAL STATEMENT INFORMATION

Re: Registration Statement on Form SB-2:


With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated October 25, 2004, related to our review of interim financial information.


Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered a part of a registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ Odenberg Ullakko Muranishi & Co. LLP

ODENBERG ULLAKKO MURANISHI & CO. LLP
San Francisco, California